                                                                    Exhibit 21.1

                                 SUBSIDIARIES OF
                            STERLING CHEMICALS, INC.
                             AS OF DECEMBER 31, 2003


Owns 100% of:

Sterling Chemicals Energy, Inc., a Delaware corporation

Sterling Chemicals Marketing, Inc., a Barbados corporation